Exhibit 99

CONTACT:	Robert F. Mangano	Joseph M. Reardon
	President & Chief Executive Officer	Senior Vice President & Treasurer
	(609) 655-4500	(609) 655-4500

       PRESS RELEASE – FOR IMMEDIATE RELEASE……

1ST CONSTITUTION BANCORP REPORTS
OPERATING RESULTS FOR THE SECOND QUARTER
AND THE SIX MONTHS ENDED JUNE 30, 2010

CRANBURY NJ – JULY 28, 2010……1ST Constitution Bancorp (NASDAQ; FCCY), the parent company of 1ST Constitution Bank, reported net income of $795,559 for the quarter ended June 30, 2010, or $0.14 per diluted common share, compared to net income of $534,610 for the quarter ended June 30, 2009, or $0.08 per diluted common share.

For the six months ended June 30, 2010, the Company reported net income of $1,494,817, or $0.25 per diluted common share, compared with net income of $1,011,300, or $0.15 per diluted common share, for the first six months of 2009.

The growth in net income for the quarter and the six months ended June 30, 2010 as compared to the prior year periods represents an increase in net income of 48.8% and 47.8%, respectively.  At June 30, 2010, the Company’s tangible book value per common share was $10.54, up from $9.96 at June 30, 2009.

Earnings per common share for the second quarter and six months ended June 30, 2010 and 2009 reflect the impact of accrued dividends and discount accretion on the preferred stock issued to the United States Treasury on December 23, 2008.  The 2009 per common share amounts have been restated to give effect to a 5 percent stock dividend paid on common shares on February 3, 2010.

Robert F. Mangano, President and Chief Executive Officer, said “The increase in net income for the quarter and six months ended June 30, 2010 was principally the result of increases in net-interest income and non-interest income, and reductions in non-interest expense.”

Net interest income for the quarter ended June 30, 2010 increased to $4,848,391, up $329,191, or 7.3 percent, from the $4,519,200 reported for the second quarter of 2009.  Further supporting earnings for the second quarter of 2010 was the continued generation of non-interest income, which reached $1,007,020, up $54,096, or 5.7 percent, above the same prior year quarter.  Non-interest expense decreased by $522,599, or 10.9 percent, for the second quarter of 2010, primarily as a result of a reduction in FDIC deposit insurance premium expense for the second quarter of 2010, which totaled $247,568, compared to a higher expense of $704,025, which included a one-time additional assessment by the FDIC on all FDIC insured financial institutions.

The provision for loan losses for the quarter ended June 30, 2010 totaled $550,000 compared to $325,000 for the same period in 2009.  Net charge-offs for the six months ended June 30, 2010 were $417,000, compared to $264,000 for the same period in 2009.

At June 30, 2010, the allowance for loan losses was $4,937,891, an increase of $432,504 from December 31, 2009.  The ratio of the allowance for loan losses to total loans was 1.14 percent at June 30, 2010, and 1.19 percent at December 31, 2009.

Total assets at June 30, 2010 reached $714.8 million, representing an increase of $36.8 million compared to total assets of $678.0 million at December 31, 2009.  Deposits at June 30, 2010 were $533.5 million, compared to $572.2 million at December 31, 2009, and total loans increased by $46.5 million, to $448.0 million from $401.5 million at December 31, 2009.

At June 30, 2010, 1ST Constitution Bank’s capital ratios were all above the levels required to be categorized as “well capitalized.”  The Bank’s total risk-based capital, Tier I risk-based capital, and leverage capital were 15.96 percent, 14.99 percent, and 11.72 percent, respectively.  The regulatory requirements to be considered “well capitalized” for total risk-based capital, Tier I capital, and leverage capital are 10 percent, 6 percent, and 5 percent, respectively.

1ST Constitution Bancorp, through its primary subsidiary, 1ST Constitution Bank, operates twelve branch banking offices in Cranbury (2), Fort Lee, Hamilton, Hightstown, Jamesburg, Lawrenceville, Montgomery, Perth Amboy, Plainsboro, West Windsor and Princeton, New Jersey.

1ST Constitution Bancorp common stock is traded on the Nasdaq Global Market under the trading symbol “FCCY”.  Information about 1ST Constitution Bancorp can be accessed via the Internet at www.1STCONSTITUTION.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in the direction of the economy in New Jersey, the direction of interest rates, effective income tax rates, loan prepayment assumptions, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, a higher level of net loan charge-offs and delinquencies than anticipated, passage by Congress of a law which unilaterally amends the terms of the Treasury’s preferred stock investment in 1ST Constitution Bancorp in a way that adversely affects 1ST Constitution Bancorp, bank regulatory rules, regulations or policies that restrict or direct certain actions, the adoption, interpretation and implementation of new or pre-existing accounting pronouncements, a change in legal and regulatory barriers including issues related to compliance with anti-money laundering and bank secrecy act laws, as well as the effects of general economic conditions and legal and regulatory barriers and structure. 1ST Constitution Bancorp assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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1st Constitution Bancorp
Selected Consolidated Financial Data
( Unaudited )

($ in thousands except per share amounts)	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009
Income Statement Data :
Interest income	$7,076	$7,591	$13,926	$15,006
Interest expense	2,227	3,072	4,638	6,287
Net interest income	4,849	4,519	9,288	8,719
Provision for loan losses	550	325	850	788
Net interest income after prov.for loan losses	4,299	4,194	8,438	7,931
Non-interest income	1,007	953	1,956	1,800
Non-interest expenses	4,279	4,801	8,413	8,822
Income before income taxes	1,027	346	1,981	909
Income tax expense	231	(189)	486	(102)
Net income	796	535	1,495	1,011
Preferred stock dividends and accretion	177	177	354	365
Net income available to common shareholders	$619	$358	$1,141	$646

Per Common Share Data :
Earnings per common share - Basic	$0.14	$0.08	$0.25	$0.15
Earnings per common share - Diluted	$0.14	$0.08	$0.25	$0.15
Tangible book value per common share			$10.54	$9.96
Average common shares outstanding :
Basic	4,526,811	4,467,766	4,528,001	4,448,805
Diluted	4,550,545	4,471,357	4,547,109	4,452,102

Performance Ratios :
Return on average assets	0.49%	0.35%	0.46%	0.35%
Return on average equity	5.42%	3.81%	5.18%	3.65%
Net interest margin (tax-equivalent basis)	3.17%	3.40%	3.05%	3.34%
Efficiency ratio	73.1%	87.7%	74.8%	83.9%

			June 30,	December 31,
			2010	2009
Balance Sheet Data:
Total Assets			$714,798	$677,996
Investment securities			227,144	227,728
Loans, including loans held for sale			448,138	401,461
Allowance for loan losses			(4,938)	(4,505)
Goodwill and other intangible assets			628	646
Deposits			533,470	572,155
Shareholders' equity			59,924	57,401

Asset Quality Data :
Loans past due over 90 days and still accruing			$4	$146
Nonaccrual loans			7,303	4,161
OREO property			1,714	1,363
Total non-performing assets			9,021	5,670
Net charge-offs for the six-month period and year, respectively			417	1,732
Allowance for loan losses to total loans			1.14%	1.19%
Nonperforming loans to total loans			1.69%	1.13%
Nonperforming assets to total assets			1.26%	0.84%

Capital Ratios :
1st Constitution Bancorp
Tier 1 capital to average assets			11.92%	10.99%
Tier 1 capital to risk weighted assets			15.29%	16.25%
Total capital to risk weighted assets			16.27%	17.23%
1st Constitution Bank
Tier 1 capital to average assets			11.72%	10.78%
Tier 1 capital to risk weighted assets			14.99%	15.91%
Total capital to risk weighted assets			15.96%	16.90%